Exhibit 10.8

Pro Forma Template Sale and Assignment Agreement
AGREEMENT ON THE SALE AND ASSIGNMENT OF A LIMITED
PARTNERSHIP INTEREST

NACHTWACHE METERING MANAGEMENT
VERMöGENSVERWALTUNGS GMBH & CO. KG
(THE “PARTNERSHIP”)

THIS AGREEMENT is made on                                                              2007
BETWEEN:
Nachtwache Reserve GmbH, registered in the Commercial Register “B” of the Local Court of Wiesbaden under the number HRB 21891 (the “Vendor”),
Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, registered in the Commercial Register of the local court (Amtsgericht) in Wiesbaden under HRA 8299 (the “Partnership”), and
[Insert A], born [Insert B], residing at [Insert C] (the “Purchaser”).
1	SUBJECT OF AGREEMENT

1.1	The Partnership is registered in the Commercial Register of the local court (Amtsgericht) in Wiesbaden under HRA 8299 with its registered office in Wiesbaden and with a limited partnership capital of EUR 132,075 (in words: Euros one hundred thirty two thousand and seventy five), of which EUR 10,000 (in words: Euros ten thousand) is the liable capital contribution.

1.2	The Purchaser has received a copy of the current partnership agreement of the Partnership in the version adopted on 1 September 2006 (the “Partnership Agreement”).

1.3	The Vendor is entering into a number of other similar agreements with other purchasers on or about the date hereof.

1.4	The Purchaser agrees to become a limited partner (Kommanditist) of the Partnership.

2	SALE AND ASSIGNMENT

2.1	The Vendor hereby sells and assigns to the Purchaser a part of its Limited Partnership Interest in the nominal amount of EUR [Insert D] (in words: [•] Euros) with a liable capital contribution of EUR 100 (the “Limited Partnership Interest”) with effect from the Effective Date (as defined in Clause 5.4) and the Purchaser hereby accepts such sale and assignment to it.

2.2	The Vendor assigns the Limited Partnership Interest by way of a special succession in law (Sonderrechtsnachfolge).

2.3	The Limited Partnership Interest and hence the sale and assignment of such includes that share of the Vendor’s Capital Account’s and of the partnership accounts as set out below:

Capital Account	Amount in Euro
CA I	100.00
CA II	[Insert D]
CA III	[Insert E]
CA III A	NIL
Current Account	NIL
Reserve Account	NIL
Loss Carryover Account	NIL
2.4	For the avoidance of doubt, the Vendor is entitled to all yield accrued or accruing on the amount posted to CA III up to and including the Effective Date. Yield accruing on the amount of CA III set out above after the Effective Date shall be for the benefit of the Purchaser. The Partnership shall ensure the requisite entries are made in its record.

2.5	By executing this Agreement the Purchaser acknowledges the terms of the Partnership Agreement and agrees to be bound by them. The Purchaser undertakes to accede to the arbitration agreement (as defined in the Partnership Agreement) in proper form and without undue delay following the execution hereof.

3	PURCHASE PRICE, DUE DATE, INTEREST

3.1	The purchase price for the Limited Partnership Interest is EUR [Insert F] (in words: [•] Euros) (the “Purchase Price”). The Purchase Price is due on the later of (a) [•] or (b) within five banking days of the date hereof (the “Due Date”).

3.2	All payments to Vendor shall be paid to such account as may be notified to the Purchaser in writing for these purposes, free of all costs and charges. The Purchaser shall include in the payment instructions to its bank its name and the purpose of the payment, i.e. [Insert A]: investment in Metering KG.

3.3	The Purchase Price shall bear interest at 6.80% per annum for the period from the Due Date up to and including the date of receipt of the Purchase Price by the Vendor, without prejudice to any other rights and remedies of the Vendor arising from a payment default.

3.4	This Agreement shall automatically terminate without further notice if the Purchaser fails to pay the Purchase Price in full by the Due Date and such default is not cured within a grace period of 14 calendar days.

4	CONSENT OF THE CO-INVESTMENT COMMITTEE

4.1	The Co-Investment Committee of Elster (as defined in the Partnership Agreement) has granted its consent in accordance with § 5.4 of the Partnership Agreement to the sale and assignment of the Limited Partnership Interest to the Purchaser. A copy of the consent is attached hereto as Annex A.

4.2	The Purchaser hereby undertakes to give a commercial register power of attorney (Handelsregistervollmacht) in the form attached as Annex B to the general partner of the Partnership in due notarial form.

5	CONDITION PRECEDENT, REGISTRATION, EFFECTIVE DATE

5.1	In the internal relationship between the parties hereto, the assignment of the Limited Partnership Interest is conditional upon receipt of the Purchase Price and any interest due under Clause 3.3 in full by the Vendor. If the Purchase Price and all such interest is received by the Vendor on or before the Due Date this condition shall be deemed to have been satisfied on the Due Date (24:00) but if the Purchase Price and all such interest is received by the Vendor after the DueDate (24:00) then this condition shall be satisfied at 24:00 hrs on the actual day of receipt.

5.2	In relation to third parties the assignment of the Limited Partnership Interest is deemed to have occurred upon registration of the Purchaser as a limited partner of the Partnership in the commercial register of the local court Wiesbaden (HRA 8922), together with an appropriate notice of special succession in law (Sonderrechtsnachfolgevermerk).

5.3	The registration of the Purchaser as a limited partner together with an appropriate notice of special succession in law (Sonderrechtsnachfolgevermerk) will only be applied for upon receipt in full of the Purchase Price.

5.4	The date on which the condition precedent set forth in Clause 5.1 has been fulfilled (or deemed to be fulfilled) is called the “Effective Date”.

6	GUARANTEES

6.1	The Vendor has and will until the Effective Date have valid legal title to the Limited Partnership Interest.

6.2	The Limited Partnership Interest is duly authorised and fully paid. No repayment of capital contributions (Rückgewähr von Einlagen) has been effected (neither at the date hereof nor up until the Effective Date).

6.3	The Acquired Limited Partnership Interest is not and will not, until the Effective Date be pledged or otherwise encumbered with rights of third parties and hence, is free of any encumbrance.

6.4	The Vendor will not effect any change to the Partnership Agreement to the detriment of the Purchaser up to the Effective Date.

7	COVENANT

7.1	The Purchaser agrees not to take any action or accept any payment which would give rise to a liability of the Purchaser under § 172 para. 4 of the German Commercial Code (Handelsgesetzbuch).

7.2	The Purchaser confirms that it may enter into and perform its obligations under this Agreement without requiring any third party consent (including spousal consent) and that the transaction contemplated herein or in the Partnership Agreement does not constitute a disposal of all of the Purchaser’s assets or a substantial part thereof.

8	COSTS AND TAXES

Any costs resulting from or arising in connection with the conclusion and implementation of this Agreement, including any taxes (other than taxes on any potential capital gains made by the Vendor (for which the Vendor shall be liable)), social security obligations or other duties or expenses triggered thereby, are borne by the Purchaser. Each party shall bear the costs of its own advisor.

9	FINAL PROVISIONS

9.1	Any dispute arising out of or in connection with this Agreement (including such on the validity of this clause), which cannot be settled amicably shall be finally settled by arbitration in accordance with the separate arbitration agreement attached hereto as Annex C (the “Arbitration Agreement”). The issue in dispute shall be finally settled according to the Arbitration Rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. — DIS) without recourse to the ordinary courts of law by an arbitration tribunal which shall consist of three arbitrators and which shall have its seat in Frankfurt/Main. Any arbitration shall be conducted in the English language.

9.2	The place of exclusive jurisdiction for all judicial acts relating to arbitration proceedings in accordance with section 1062 para 1 no 1 to 4 Civil Procedure Code (Zivilprozessordnung) as well as for all disputes between the Parties that are not arbitrable and for which there is no other exclusive place of jurisdiction is Frankfurt am Main.

9.3	This Agreement is governed by German law.

10	PARTIAL INVALIDITY AND AMENDMENTS TO THIS AGREEMENT

10.1	Should any provision of this Agreement, or any part of such provision, be or become ineffective or impossible to implement, or should this Agreement prove to have a contractual gap, this shall not adversely affect the validity of the other provisions hereof. Any such provision that may prove to be ineffective or impossible to implement, or any contractual gap that may be contained herein, shall be replaced or filled by such reasonable provision which is acceptable in legal terms and which comes as close as possible to what the parties intended to agree on or, judging by the purpose and the essence of this Agreement, would have agreed on had they considered the relevant issue.

10.2	If any provision hereof is ineffective or impossible to implement due to the quantity or extent of any contractual performance, or the time within which such performance is to be rendered (i.e. a deadline set in the form of a specific date or period of time), the parties shall be deemed to have agreed on such quantity, extent or time that is acceptable in legal terms and that comes as close as possible to the original provision.

10.3	Any amendment to this Agreement shall only be binding if made in writing. This shall also apply to any waiver of this requirement of written form.

Place, date

On behalf of Nachtwache Reserve GmbH:

([•] in his capacity as managing director of Nachtwache Reserve GmbH with sole power of representation and released from the restrictions of section 181 BGB)

On behalf of Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG:

([•] in his capacity as managing director of Rembrandt Nachtwache Verwaltungs GmbH with sole power of representation and released from the restrictions of section 181 BGB as general partner of Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG)

([Insert A])

ANNEX A
CONSENT OF THE CO-INVESTMENT COMMITTEE

CO-INVESTMENT COMMITTEE
Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG (the “Partnership”) is registered in the Commercial Register of the local court (Amtsgericht) in Wiesbaden under HRA 8299 with its registered office in Wiesbaden and with a limited partnership capital of EUR 132,075 (in words: Euros one hundred thirty two and seventy five), of which EUR 10,000 (in words: Euros ten thousand) is the liable capital contribution.
We, the Co-Investment Committee of Elster Group S.E., hereby consent in accordance with Clause 5.4 of the Partnership Agreement of the Partnership dated on the date hereof to the sale and assignment set out in Schedule 1 by Nachtwache Reserve GmbH on the terms and conditions set out in this Sale and Assignment Agreement and the accession of the transferee as additional limited partner of the Partnership with the limited partnership interest as set out in Schedule 1.

(Place/Date)	(Place/Date)

([•])	([•])

SCHEDULE 1

Nominal Value of Limited Partnership
Interest	Transferee
100 EUR	[Insert A]

ANNEX B
POWER OF ATTORNEY
FOR THE COMMERCIAL REGISTER

Handelsregistervollmacht
Die Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG (“KG”) mit Sitz in Wiesbaden, ist eingetragen im Handelsregister des Amtsgerichts Wiesbaden unter HRA 8299.
Die Nachtwache Reserve GmbH mit Sitz in Wiesbaden, eingetragen im Handelsregister des Amtsgerichts Wiesbaden unter HRB 21891, ist als Kommanditistin an der KG beteiligt. Die Nachtwache Reserve GmbH hat von ihrer Kommanditbeteiligung im Wege der Sonderrechtsnachfolge mit Wirkung ab Eintragung der Übertragung einen Teilbetrag in Höhe von EUR 100 auf mich, übertragen.
Ich, [     ], erteile hiermit, unter Befreiung von den Beschränkungen des § 181 BGB, der persönlich haftenden Gesellschafterin, Rembrandt Nachtwache Verwaltungs GmbH (“Bevollmächtigte”), eingetragen im Handelsregister des Amtsgerichts Wiesbaden unter HRB 21938, der KG und deren rechtmäßigen Vertretern, jedem für sich allein,
Vollmacht
meinen Eintritt in die KG im Wege der Sonderrechtsnachfolge sowie die Reduzierung der Hafteinlage der Kommanditistin Nachtwache Reserve GmbH um EUR 100 zur Eintragung in das Handelsregister anzumelden.
Die Vollmacht erstreckt sich ferner auf alle sonstigen Anmeldungen zum Handelsregister, zu deren Abgabe ich als Kommanditist verpflichtet bin, insbesondere soweit sie durch den Eintritt, das Ausscheiden oder die Übertragung von Beteiligungen anderer Gesellschafter der KG oder die Erhöhung oder Herabsetzung der Hafteinlage anderer Gesellschafter der KG erforderlich werden.
Die Vollmacht erstreckt sich auch auf Anmeldungen zum Handelsregister, die mein Ausscheiden als Kommanditist aus der KG betreffen.

Diese Vollmacht ist für die Dauer meiner Zugehörigkeit als Kommanditist zur KG unwiderruflich. Sie erlischt, wenn die Bevollmächtigte aus der KG ausscheidet oder ihre Stellung als persönlich haftende Gesellschafterin der KG verliert.
Die Bevollmächtigte ist nicht berechtigt, Untervollmacht zu erteilen.
Diese Vollmacht soll umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.
Die Auslegung und der Bestand dieser Vollmacht richten sich nach dem Recht der Bundesrepublik Deutschland. Sofern Bestimmungen dieser Vollmacht unwirksam sind, so berührt dies die Wirksamkeit der Vollmacht im übrigen nicht.
                                                                                    , den

([•])

ANNEX C
ARBITRATION AGREEMENT

ARBITRATION AGREEMENT
This Arbitration Agreement is made on [•]
between
1.	Nachtwache Reserve GmbH, registered in the commercial register of the local court of Wiesbaden under HRB [•] (the “Reserve GmbH”);

2.	Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG, registered in the Commercial Register of the local court (Amtsgericht) in Wiesbaden under HRA 8299 and

3.	[•], born [ ], residing at [ ] (“Purchaser”)
(together, the “Parties”).
WHEREAS
(A)	The Parties have entered into an Agreement on the Sale and Assignment of a Limited Partnership Interest in Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG dated on or about the date hereof (the “SPA”).

(B)	Pursuant to Clause 10 of the SPA any dispute under or in connection with the Partnership Agreement which cannot be settled amicably shall be finally settled according to the Arbitration Rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V. — DIS) without recourse to the ordinary courts of law by an arbitration tribunal which shall consist of three arbitrators.

NOW IT IS AGREED AS FOLLOW
In accordance with the arbitration clause in the SPA the Parties hereby enter into the following arbitration agreement (the “Arbitration Agreement”):
1	COMPETENCE OF AN ARBITRATION TRIBUNAL

1.1	All disputes arising out of or in connection with the SPA (including the validity of the arbitration clause in Clause 9 of the SPA and this Arbitration Agreement) shall be decided by an arbitration tribunal without recourse to the ordinary courts of law.

2	ARBITRATION PROCEEDINGS

2.1	The arbitration tribunal shall have its seat in Frankfurt am Main.

2.2	The arbitration tribunal shall consist of three arbitrators.

2.3	The arbitration proceedings shall be conducted in the English language. Documents in the German language need not be translated.

2.4	In addition to the above, the arbitration rules of the German Institute for Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) shall apply.

3	MISCELLANEOUS

3.1	Any cancellation of or amendment to this Arbitration Agreement shall only be binding if in writing. This also applies to a waiver of this requirement of written form. There are no side agreements to this Arbitration Agreement.

3.2	Should any provision of this Arbitration Agreement, or any part of such provision, be or become ineffective or impossible to implement, or should this Arbitration Agreement prove to have a contractual gap, this shall not adversely affect the validity of the other provisions hereof. Any such provision that may prove to be ineffective or impossible to implement, or any contractual gap that may be contained herein, shall be replaced or filled by such reasonable provision which is acceptable in legal terms and which comes as close as possible to what the Parties intended to agree on or, judging by the purpose and essence of this Agreement, would have agreed on had they considered the relevant issue.

3.3	This Arbitration Agreement is governed by German law. It shall remain in force in respect to each of the persons who acceded to it even after such person ceases to be a partner of the Partnership.

3.4	This Arbitration Agreement may be terminated only for important cause. The arbitration tribunal shall be authorised to determine any dispute concerning an alleged termination of this Arbitration Agreement.

[Place,Date]

On behalf of Nachtwache Reserve GmbH:

([•] in his capacity as managing director of Nachtwache Reserve GmbH with sole power of representation and released from the restrictions of section 181 BGB)

On behalf of Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG:

[•] in his capacity as managing director of Rembrandt Nachtwache Verwaltungs GmbH with sole power of representation and released from the restrictions of section 181 BGB as general partner of Nachtwache Metering Management Vermögensverwaltungs GmbH & Co. KG

([•])